Exhibit 10.12

November 20, 2002

Giovanni Barbarossa

RE:	PROMOTION

Dear Giovanni:

I am pleased to confirm certain matters related to your promotion to the position of CTO and Senior Vice President, Product Development, which was effective May 20, 2002. This is a full-time, regular, exempt position of considerable responsibility, integral to our continued business development and success. In this position you will be expected to devote your full business time, attention and energies to the performance of your duties with Avanex (“the Company”).

The specific terms of your new position are as follows:

Base Salary: Your base pay compensation is a bi-weekly rate of $9,615.39, paid every other Friday, in accordance with the Company’s normal payroll procedures. (This represents an equivalent annual rate of pay of $250,000.00). The effective date of your base salary change in connection with this promotion is July 1, 2002.

Your base salary and the Executive Incentive Bonus outlined below constitute your entire cash compensation package and shall replace any prior bonus and/or incentive payments which you may have been eligible to receive in your prior position.

Executive Incentive Bonus: For fiscal year 2003, there is no formal incentive bonus program for senior executives and to the extent that any such bonuses are awarded for FY2003 and subsequent years, it will be at the discretion of the Board of Directors (the “Board”). You will be considered along with the other senior executives for any such discretionary bonuses based on the criteria established by the Board.

Notwithstanding the foregoing, in recognition of your contributions and of your promotion to this position, in November, 2002 you will be paid a special bonus of $25,000.00, less applicable withholding and in accordance with the Company’s standard payroll procedures. Additionally, provided you remain in continuous active employment with the Company as of June 30, 2003, you will be eligible to receive a second special bonus of $25,000.00, less applicable withholding and in accordance with the Company’s standard payroll procedures. This second special bonus will be paid on July 1, 2003.

Giovanni Barbarossa

November 20, 2002

Work Location: Your place of work will continue to be our offices in Fremont, California. Business travel, including international travel, is expected in connection with your job duties and responsibilities. You will be reimbursed for reasonable business travel expenses as approved by the President and CEO and in accordance with the Company’s travel and expense reimbursement policies.

Reporting: You report to Walter Alessandrini, President and CEO.

Benefits: As a fulltime, regular Company employee, you will continue to be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other employees of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, and flexible-spending account plans, subject to the terms of those plans. You should note that the Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

At-Will Employment: You should be aware that your employment with the Company will continue to be “at-will” employment. As you know, this means that your employment relationship with the Company may be terminated at any time with or without notice, with or without good cause or for any or no cause, at either party’s option. You understand and agree that neither your job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of your at-will employment with the Company.

Conflict of Interest: As a condition of your promotion, you will continue to be subject to the Company’s policies, including the conflict of interest policy. As you are aware, the conflict of interest policy requires that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

In accepting this promotion, you are reaffirming your representation to us that (a) you are not a party to any employment agreement or other contract or arrangement which prohibits your full-time employment with the Company, (b) you do not know of any conflict which would restrict your employment with the Company and (c) you have not and will not bring with you to your employment with the Company any documents, records or other confidential information

Giovanni Barbarossa

November 20, 2002

belonging to former employers. We ask that, if you have not already done so, you disclose to the Company any and all agreements or understandings that may affect your eligibility to continue to be employed by the Company or limit the manner in which you may be employed.

Employment, Confidential Information, Invention Assignment and Arbitration Agreement: As a condition of your promotion, you will continue to be subject to your Employment, Confidential Information, Invention Assignment and Arbitration Agreement including any amendments to the arbitration provision therein. As you are aware, such agreements require, among other provisions, the assignment of patent rights to any invention made during your employment at Avanex and non-disclosure of proprietary information, as well as the arbitration of certain employment-related disputes. You will also be required to sign an acknowledgment that you have read and understand the Company policies and procedures (as set forth on the Company’s Outlook “Public Files” system or other similar electronic system that the Company may designate), and you will be expected to abide by all Company policies and procedures.

Indemnification Agreement: The Company has previously offered you the opportunity to become a party to its standard form of indemnification agreement for officers and directors. The Indemnification Agreement dated May 24, 2001 between you and the Company shall remain in effect pursuant to the terms and conditions set forth therein.

General: This letter, along with the other aforementioned employment-related agreements and any stock option agreements between you and the company issued in connection with prior stock option grants, set forth the terms of your employment with the Company and supersede in their entirety any and all prior agreements and understandings concerning your promotion and your continued employment relationship with the Company, whether written or oral. The terms of this letter may only be amended, canceled or discharged in writing signed by an authorized representative of the Company and by you.

Governing Law: This letter shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California. You hereby agree to exclusive personal jurisdiction and venue in the state and federal courts of the state of California.

Severability: In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this letter shall continue in full force and effect without such provision.

Giovanni Barbarossa

November 20, 2002

To indicate your acceptance of the terms of your promotion, please sign and date this letter in the space provided below and return it to Human Resources. A duplicate original is enclosed for your records.

Giovanni, congratulations again on your promotion. We sincerely feel that your promotion can provide you with the opportunity to achieve rewarding results for both you and the Company, and we look forward to your contributions.

Sincerely,

/s/ MARGARET QUINN
Margaret Quinn
Vice President,
Human Resources and Administration

Accepted:	/s/ GIOVANNI BARBAROSSA	Date:	11/20/02

Enclosures

Duplicate Promotion Letter